EXHIBIT 99.2
GENESCO INC. RESPONDS TO FOOT LOCKER, INC.’S
ACQUISITION PROPOSAL
NASHVILLE, Tenn., April 23, 2007 — Genesco Inc. (NYSE: GCO) announced today that its Board of Directors rejected Foot Locker, Inc.’s unsolicited proposal to acquire all of the outstanding shares of the Company for $46.00 per share in cash.
After careful consideration, the Board of Directors, in consultation with its financial advisor, Goldman, Sachs & Co., and with the assistance of its legal advisor, Bass, Berry & Sims PLC, unanimously determined that the $46.00 per share cash proposal is not in the best interests of the Company’s shareholders.
“Our Board unanimously rejected the proposal and concluded that it did not reflect the long-term value of Genesco, including its strong market position and future growth prospects,” said Hal N. Pennington, Chairman and Chief Executive Officer of Genesco Inc.
The Board’s unanimous decision was communicated pursuant to the attached letter.
About Genesco
Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear and accessories in more than 2,000 retail stores in the United States and Canada, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Johnston & Murphy, Underground Station, Hatworld, Lids, Hat Shack, Hat Zone, Cap Factory, Head Quarters and Cap Connection, and on internet websites www.journeys.com, www.journeyskidz.com, www.undergroundstation.com, www.johnstonmurphy.com, www.lids.com, www.hatworld.com, and www.lidscyo.com. The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers brand. Additional information on Genesco and its operating divisions may be accessed at its website www.genesco.com.
Forward-Looking Statements
This release, including the attached letter to Foot Locker, Inc., contains forward-looking statements, including those regarding the Company’s value and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include weakness in consumer demand for products sold by the Company, fashion trends that affect the sales or product margins of the Company’s retail product offerings, changes in the timing of holidays or in the onset of seasonal weather affecting period to period sales comparisons, changes in buying patterns by significant wholesale customers, disruptions in product supply or distribution, unfavorable trends in foreign exchange rates and other factors affecting the cost of products, and competition in the Company’s markets. Additional factors that could affect the Company’s prospects and cause differences from expectations include the ability to open, staff and support additional retail stores on schedule and at acceptable expense levels and to renew leases in existing stores on schedule and at acceptable expense levels, variations from expected pension-related charges caused by conditions in the financial markets, and the outcome of litigation and environmental matters involving the Company. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.
April 23, 2007
Matthew D. Serra
Chairman and CEO
Foot Locker Inc.
112 West 34th Street
New York, NY 10120
Dear Matthew:
Our Board reviewed the proposal set forth in your letter of April 4, 2007. As part of the evaluation of your proposal, our financial advisors from Goldman Sachs carefully analyzed the proposal and other alternatives for creating shareholder value, including continuing as a strong, independent public company. Based upon their advice, and with the assistance of our legal advisors from Bass, Berry & Sims PLC, our Board unanimously rejected your $46.00 per share cash proposal.
I note that on two prior occasions when you discussed with me your interest in Genesco, I indicated that our Company’s Board and management believed in the value that could be created for our shareholders by executing our business plan. In the first discussion, you indicated an interest in making a proposal to buy the Company for $48-$50 per share in cash. Further, I note that when you called to inform me of your April 4 letter, you said, “Of course, we can go higher.”
Our Board of Directors is well aware of its fiduciary duties to consider a serious acquisition proposal which fairly values our Company. The Board’s decision to reject your proposal reflects its belief that the $46.00 per share proposal is clearly not in the best interests of our shareholders.
Sincerely,
Hal N. Pennington

Financial Contact	Media Contact
James S. Gulmi	Claire S. McCall
+1-615-367-8325	+1-615-367-8283